Exhibit 10.23

Exhibit A – Depiction of Premises

Exhibit B – Rules and Regulations

Exhibit C – Form of Commencement Confirmation

Exhibit D – Signage Criteria

Exhibit E – Move-Out Standards

Exhibit F – Work Letter

Exhibit G – Depiction of Bays

Exhibit H – Estoppel Certificate

DATA SHEET

DATE OF LEASE:	December 20, 2013

LANDLORD:	St. Paul Fire and Marine Insurance Company, a Minnesota corporation

LANDLORD’S ADDRESS FOR RENT:	St. Paul Fire and Marine Insurance Company c/o Cushman & Wakefield/NorthMarq Real Estate Services SDS-12-2659, PO Box 86 Minneapolis, MN 55486-2659

TENANT:	Antares Pharma, Inc., a Delaware corporation

TENANT’S ADDRESS:	Suite 105, 3905 Annapolis Lane North, Plymouth, Minnesota, 55447

PREMISES:	18,173 rentable square feet, with a clear height of 12 feet, as designated in Exhibit A.

COMMENCEMENT DATE:	The date Landlord tenders possession of the Premises to Tenant with the Work Substantially Completed, as the Work Letter in Exhibit F defines those terms.

ANTICIPATED COMMENCEMENT DATE:	March 1, 2014.

RENT COMMENCEMENT DATE:	The 211th day after the Commencement Date, subject to adjustment under the Work Letter.

EXPIRATION DATE:	If the Commencement Date is the first day of the month, the Expiration Date is the day before the 8th anniversary of the Commencement Date; otherwise, the Expiration Date is the last day of the month in which the 8th anniversary of the Commencement Date occurs.

TERM:	96 full calendar months, plus, if the Commencement Date is not the first day of a month, the partial month that begins on the Commencement Date. The Term begins on the Commencement Date and ends on the Expiration Date, unless earlier terminated as provided in this Lease.

BASE RENT:	Subject to increase for amortization of the allowance under Section 5 of the Work Letter in Exhibit F, Base Rent is due under this Lease as follows:

Lease Period	Annual Base Rent	Monthly Base Rent
Commencement Date – Rent Commencement Date	none	none
Rent Commencement Date – end of the 12th calendar month after the Commencement Date	$186,273	$15,523
Months 13 - 24	$190,930	$15,911
Month 25 - 36	$195,703	$16,309
Month 37 - 48	$200,596	$16,717
Month 49 - 60	$205,611	$17,134
Month 61 - 72	$210,751	$17,563
Month 73 - 84	$216,020	$18,002
Month 85 - 96	$221,420	$18,452

In this table and throughout this Lease, “months” means full calendar months. If the Commencement Date is not the first day of a month, month 1 is the month after the month in which the Commencement Date occurs.

USE:	Office, laboratory, research and development, and warehouse.

ADDRESSES FOR NOTICES:	Landlord:	with a copy to Landlord’s Managing Agent:

	St. Paul Fire and Marine Insurance Company 385 Washington Street St. Paul, Minnesota 55102 Attn: Vice President, Asset Management	Cushman & Wakefield/NorthMarq 3500 American Blvd. West, Suite 200 Bloomington, Minnesota 55431 Attn: Vice President, Property Management

	Tenant:	with a copy to Tenant’s Counsel

	Antares Pharma, Inc. 100 Princeton South Suite 300 Ewing, New Jersey 08628 Attn: CFO	Morgan Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 Attn: Joanne R. Soslow, Esq.

With an additional copy to Tenant:

Antares Pharma, Inc. 3905 Annapolis Lane North, Plymouth, Minnesota, 55447

SECURITY DEPOSIT:	$24,131

PHASE:	Phase IV, Plymouth Business Center, which consists of 2 buildings with a combined rentable square footage of 84,584.

TENANT’S PROPORTIONATE SHARE:	21.49% of Phase IV, Plymouth Business Center.

BUILDING:	3905 Annapolis Lane North, Plymouth, Minnesota, the building in which the Premises are located, which building is a part of Phase IV, Plymouth Business Center.

TENANT’S BROKER:	Todd Braufman and Jeff Jones of AREA, LLC

PARKING:	Tenant and its employees and visitors may use 50 parking stalls on a non-exclusive, unreserved basis in common with the other tenants of the Plymouth Business Center and their employees and visitors, at no additional cost.

CONTROLLABLE OPERATING COSTS CAP:	“Controllable Operating Costs” means all Operating Costs other than taxes, utilities, insurance, and snow and ice removal. With respect to calendar year 2015, “Controllable Operating Costs Cap” means 105% of the Controllable Operating Costs Tenant would have paid during 2014 had the Term commenced on January 1, 2014. With respect to each calendar year during the Term after 2015, Controllable Operating Costs Cap means 105% of the Controllable Operating Costs Cap for the previous calendar year, with the effect that the Controllable Operating Costs Cap will increase 5% per year on a cumulative basis.

The information in this Data Sheet is incorporated in and made a part of this lease agreement.

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is between Landlord and Tenant as of the Date of Lease.

W I T N E S E T H:

1. Premises and Term. In consideration of the obligation of Tenant to pay Rent (as defined in Paragraph 4(g)), and in consideration of the other terms, provisions and covenants hereof, Landlord hereby leases to Tenant, and Tenant leases from Landlord, the Premises, together with all rights, privileges, easements, appurtenances, and immunities belonging to or in any way pertaining to the Premises. Tenant and Landlord agree that, for all purposes related to this Lease, the Premises contain the number of rentable square feet of floor area stated in the Data Sheet, regardless of the actual measurement. By occupying the Premises, Tenant will be deemed to have accepted the Premises and to have acknowledged that the Work has been completed and the Premises are in the condition this Lease requires, except for items of the Work that have not been fully completed. Tenant and Landlord agree to create a written punchlist, on or about the Commencement Date, of any items of the Work that remain to be completed or that need to be repaired. Landlord agrees to fully complete the Work as promptly after the Commencement Date as is reasonably practicable, and Tenant agrees to cooperate with Landlord and allow Landlord and its contractors access to the Premises to do so. If Landlord does not complete the punchlist work within 30 days after the date of the punchlist, together with any additional time required to obtain replacement parts, and as otherwise extended by force majeure, Tenant may give Landlord a written notice that describes in reasonable detail the remaining incomplete items and states that Tenant intends to complete those items itself and charge Landlord for doing so if Landlord does not complete them within 15 days. If Landlord does not complete the remaining items of the Work within 15 days after Tenant’s notice, as extended by force majeure, Tenant may complete those items and Landlord will reimburse Tenant for the reasonable out-of-pocket cost of doing so within 30 days after Tenant delivers an invoice and reasonable backup documentation. Tenant acknowledges and agrees that it does not have the right to offset or deduct the cost of any such work from Rent.

Tenant agrees, within 10 business days after request by the Landlord, to sign and deliver a “Confirmation of Lease Term” on the form in Exhibit C acknowledging the Commencement Date, the Rent Commencement Date, and the Expiration Date. In addition, Tenant agrees, within 10 business days after request, to sign and deliver an amendment to this Lease that states the amount of the allowance under Paragraph 5 of the Work Letter and replaces the table of Base Rent in the Data Sheet with a table of Base Rent that includes amortization of the allowance in accordance with Paragraph 5 of the Work Letter.

2. Base Rent, Late Payment Charges and Security Deposit.

(a) Base Rent. Tenant agrees to pay to Landlord Base Rent for the Premises, in advance, without demand, deduction or set off, starting on the Rent Commencement Date and throughout the rest of the Term, at the rate stated in the Data Sheet, plus amortization of the allowance under Paragraph 5 of the Work Letter in Exhibit F. Starting on the Rent Commencement Date, Base Rent is due in monthly installments without demand on or before the first day of each calendar month. If the Rent Commencement Date is not the first day of a month, Base Rent for the month in which the Rent Commencement Date occurs will be pro-rated as of the Rent Commencement Date at the rate of 1/30th of the monthly Base Rent for each day and will be payable on the Rent Commencement Date. Tenant agrees to pre-pay one full month’s Base Rent on the date Tenant signs and delivers this Lease, and Landlord agrees to credit the prepaid Base Rent against the first installment or installments of Base Rent that come due.

(b) Late Charge; Interest. If Tenant fails to pay any installment of Rent, including any amount treated as Additional Rent (as defined in Paragraph 4(g)) of this Lease, or other sums hereunder prior to the date such installment or other charge becomes delinquent pursuant to Paragraph 18, Tenant shall pay to Landlord on demand a late charge of $500.00 for each late installment or other charge after the first occurrence in any calendar year of the Lease to help defray the additional cost to Landlord for processing such late payments, and such late charge shall be Additional Rent. In addition to the foregoing, to the extent Rent is not paid on or before the date the same becomes delinquent pursuant to Paragraph 18, all unpaid Rent shall accrue interest from the first day of each month at a rate which is the lesser of (i) 12% per annum; or (ii) the highest amount permitted by applicable law and such interest shall constitute Additional Rent and shall be payable with the next installment of Base Rent falling due. The provision for the payment of such late charge and interest shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.

(c) Security Deposit. Tenant agrees to deposit with Landlord on the date hereof the Security Deposit as stated on the Data Sheet, which Security Deposit shall be held by Landlord, without interest, as security for the performance of Tenant’s covenants and obligations under this Lease, it being expressly understood and agreed that such deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default and that Landlord has no obligation to segregate the Security Deposit from any of Landlord’s other funds. Upon the occurrence of any Event of Default (as defined below) by Tenant, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, apply such Security Deposit to any arrears of Rent or other payments due Landlord under this Lease, and any other damage, injury, expense or liability caused by such Event of Default without waiving such Event of Default, and Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount, which amount shall constitute Additional Rent. To the extent that Landlord has not applied the Security Deposit on account of a failure of Tenant to comply with its obligations under this Lease, the Security Deposit shall be returned (without interest) to Tenant within 30 days after the expiration of this Lease and the full performance of Tenant hereunder.

3. Use. The Premises shall be used only for the Use stated in the Data Sheet and for such other lawful purposes as may be incidental thereto. Outside storage, including without limitation, trucks and other vehicles, garbage containers and outdoor furniture are prohibited without Landlord’s prior written consent. Except for permits and licenses Landlord must obtain to complete the Base Work (as the Work Letter defines that term) , Tenant shall, at its own cost and expense, obtain any and all licenses and permits necessary for Tenant’s Use prior to the Commencement Date. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the Use of the Premises, and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisance in or upon, or connected with, the Premises, all at Tenant’s sole expense. Tenant shall not receive, store or otherwise handle on the Premises any product, material or merchandise which is explosive or highly flammable. Tenant will not permit the Premises to be used for any purpose or in any manner (including without limitation any method of storage) which would render the insurance on the Building or the property on which the Phase is located (“Property”) void or the insurance risk more hazardous or cause the State Board of Insurance or other insurance authority to disallow any sprinkler credits. If any increase in the fire and extended coverage insurance premiums paid by Landlord for the Building is directly caused by Tenant’s use and occupancy of the Premises, then Tenant shall pay to Landlord the amount of such increase, upon demand, as Additional Rent.

4. Operating Costs; Additional Rent.

(a) Operating Costs. Upon demand, Tenant shall pay to Landlord, starting on the Commencement Date and throughout the Term, Tenant’s proportionate share of Operating Costs, as defined below, calculated on the basis of Tenant’s Proportionate Share stated on the Data Sheet, except that Operating Costs in 2015 and each later calendar year will not include any Controllable Operating Costs that exceed the Controllable Operating Costs Cap for that calendar year. Tenant agrees to pre-pay one full month’s installment of Tenant’s proportionate share of Operating Costs on the date Tenant signs and delivers this Lease, and Landlord agrees to credit the prepaid payment of Operating Costs against the first installment or installments of Operating Costs that come due.

As used in this Lease, the term “Operating Costs” shall mean any and all expenses, costs and disbursements of any kind and nature whatsoever incurred by Landlord in connection with the ownership, management, maintenance, operation and repair of the Property, the Phase or the Building which Landlord shall pay or become obligated to pay in respect of a calendar year (regardless of when such Operating Costs were incurred). Operating Costs shall include, without limitation, the costs of maintenance, repairs, and, subject to the provisions of Paragraph 5 hereof, replacements to the Building, including, downspouts, gutters, painting, sprinkler systems, roof and walls; the costs of maintaining and repairing parking lots, parking structures and easements; property management fees, salaries, fringe benefits and related costs payable to employees of Landlord’s Managing Agent whose duties are connected with the Property;

insurance costs, all heating and air conditioning costs, electricity, sewer and water and other utility costs not separately metered to tenants, landscape maintenance, trash and snow removal, Taxes, as defined in Paragraph 4(e), and costs and expenses incurred by Landlord in protesting any assessments, levies or the tax rate, provided, however, that Operating Costs shall not include the following: (i) costs of alterations of any tenant’s premises, including the Premises; (ii) costs of curing construction defects to the base Building; (iii) depreciation; (iv) interest and principal payments on mortgages, and other debt costs; (v) real estate brokers’ leasing commissions or compensation; (vi) any cost or expenditure (or portion thereof) for which Landlord is reimbursed, whether by insurance proceeds or otherwise; (vii) cost of any service furnished to any other occupant of the Building which Landlord does not provide to Tenant hereunder; and (viii) the full replacement of (A) roofs, (B) exterior walls (as defined in Paragraph 5) and (C) foundations. Notwithstanding anything contained herein to the contrary, any capital improvements to the Building, including, without limitation, structural repairs or replacements to the Building, any capital improvements made after the Date of Lease which are intended to reduce Operating Costs or any capital improvements which are required under any governmental laws, regulations, or ordinances which were not applicable to the Building at the time it was constructed, including, without limitation, the ADA (as defined in Paragraph 5 hereof), shall be included in Operating Costs.

(b) Estimated Operating Costs. Promptly after the commencement of this Lease and during January of each year or as soon thereafter as practicable, Landlord shall give Tenant written notice of its estimate of amounts payable under Paragraph 4(a) for such calendar year. On or before the first day of each month thereafter, Tenant shall pay to Landlord one/twelfth (1/12th) of such estimated amounts, provided that if such notice is not given in January, Tenant shall continue to pay on the basis of the prior year’s estimate until the first day of the month after the month in which such notice is given, at which time, in addition to paying the first installment of the estimated amount provided by Landlord for such year, Tenant shall also pay the difference, if any, between the current year’s estimate and the previous year’s estimate for the period from January 1 of such year through the last day of the month in which the notice was given. If at any time it appears to Landlord that the amounts payable under Paragraph 4(a) for the then current calendar year will vary from its estimate by more than five percent (5%), Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate.

Within ninety (90) days after the end of each calendar year, Landlord shall deliver to Tenant a summary of the total Operating Costs for the previous calendar year and Tenant’s proportionate share thereof which shall be based upon Tenant’s Proportionate Share as stated in the Data Sheet. If such summary shows an amount due from Tenant that is less than the estimated payments previously paid by Tenant (the “Excess Amount”), Landlord shall credit the Excess Amount against Operating Costs next falling due hereunder until the Excess Amount is exhausted; provided however, that if the summary shows an Excess Amount for the year in which this Lease expired, the summary shall be accompanied by a refund of the Excess Amount to Tenant. If such summary shows an amount due from Tenant that is more than the estimated payments previously paid by Tenant, Tenant shall pay the deficiency to Landlord, as Additional Rent, within thirty (30) days after delivery of the summary.

(c) Right to Audit. Tenant or its representatives shall have the right to examine Landlord’s books and records of Operating Costs during normal business hours within 60 days following the furnishing of the summary to Tenant. Unless Tenant takes written exception to any item within 60 days following the furnishing of the summary to Tenant (which item shall be paid in any event), such summary shall be considered as final and accepted by Tenant.

(d) Accrual Accounting. If Landlord selects the accrual accounting method rather than the cash accounting method for operating expense purposes, Operating Costs shall be deemed to have been paid when such expenses have accrued.

(e) Taxes. Landlord agrees to pay before they become delinquent all taxes, including, without limitation, real estate taxes, installments of special assessments and governmental charges of any kind and nature whatsoever, (herein collectively referred to as “Taxes”) lawfully due and payable with respect to the Building, the Phase and the Property. In addition, Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property, furniture or fixtures placed by Tenant in the Premises, and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes, provided, however, Landlord shall provide documentation evidencing taxes for which Tenant is liable.

(f) Change in Method of Taxation. If at any time during the Term, the present method of taxation shall be changed so that in lieu of the whole or any part of any Taxes (including personal property taxes described in Paragraph 4(e) hereof), assessments or governmental charges levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the Rent or any portion thereof and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such Rent, Landlord’s income or any portion thereof for the present or any future building or buildings on the Property, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be deemed to be included within the term “Taxes” for the purposes hereof.

(g) Definition of “Rent”. Collectively, all amounts other than Base Rent and Operating Costs that this Lease obligates Tenant to pay to Landlord or for Landlord’s benefit, including, without limitation, any costs Tenant owes under the Work Letter in Exhibit F and any chargebacks for work Landlord performs for Tenant’s benefit, are, collectively, the “Additional Rent”. All Additional Rent is due and payable upon demand. Base Rent, Operating Costs, and Additional Rent are, collectively, “Rent.”

5. Landlord’s Responsibilities. Except for reasonable wear and tear and any casualty against which Tenant was obligated to insure under this Lease, Landlord shall maintain all parts of the Building, other than other tenants’ premises and the Premises, making all necessary repairs and replacements, whether ordinary or extraordinary, structural or nonstructural, including downspouts, gutters, irrigation sprinkler system; regularly mow any grass, remove weeds and perform general landscape maintenance; remove snow and ice; and maintain and repair the parking lot and driveway areas; provided however, that Landlord shall be responsible, at its sole cost and expense, for the full replacement of roofs, exterior walls and foundations and for the compliance with Title III of the Americans With Disabilities Act of 1990, as amended as of the Date of Lease (the “ADA”) solely as to the exterior walls of the Premises, including access to the Building and maintenance of parking. Tenant shall immediately give Landlord written notice of any defect or need for repairs and Landlord shall take reasonably prompt action to repair such defects. If Landlord defaults in any of its obligations under this Section 5 and does not cure the default within 30 days after Tenant gives Landlord written notice of the default, or, if the default is not reasonably curable within 30 days, within any longer time that is reasonably necessary to complete the cure, Tenant may give Landlord a second written notice that describes Landlord’s default in reasonable detail and states that, if Landlord does not cure the default within 15 days, Tenant intends to cure the default and charge Landlord for the reasonable cost of the cure. If Landlord does not cure the default within 15 days after such a second notice, as extended by force majeure, Tenant may cure the default on Landlord’s behalf and Landlord will reimburse Tenant for its reasonable out-of-pocket cost of the cure within 30 days after Tenant delivers a paid invoice with lien waivers for any lienable work and reasonable backup documentation. Tenant acknowledges and agrees that it does not have any right to offset or deduct the cost of any such cure from Rent, but, subject to any other limitation in this Lease, Tenant is entitled to pursue any other remedy available to enforce Landlord’s obligation to pay for such cure costs. Landlord’s liability with respect to any defects, repairs or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance or the curing of such defect. The term “exterior walls” as used in this Lease does not include windows, glass or plate glass, doors, special store fronts or office entries. Landlord shall furnish the Building with water (i) for drinking, lavatory, toilet and sanitary sewer purposes drawn through fixtures installed by Landlord, (ii) necessary for the operation of the Building’s fire safety devices, and (iii) if required by the Building’s HVAC system, necessary for the operation of such system.

6. Tenant’s Responsibilities.

(a) Maintenance of Premises. Tenant shall, at its own cost and expense, keep and maintain all parts of the Premises (except as provided in Paragraph 5) in good condition, promptly making all necessary repairs and replacements, including but not limited to, windows, glass and plate glass, doors, any special entry, interior walls and finish work, floors and floor covering, heating and air conditioning systems, electrical systems, dock boards, truck doors, dock bumpers, dock seals, plumbing work and fixtures, termite and pest extermination, regular removal of trash and debris and keeping the parking areas, driveways, alleys and the whole of the Premises in a clean and sanitary condition, and Tenant shall comply with the ADA with respect to the Premises. Tenant shall not be obligated to repair any damage caused by fire, tornado or other casualty covered by the insurance to be maintained by Landlord pursuant to Paragraph 12(a), except that Tenant shall be obligated to repair all wind damage to glass unless caused by a tornado.

(b) Damage to Demising Walls. Tenant shall not damage any demising wall or disturb the integrity and support provided by any demising wall and shall, at its sole cost and expense, promptly repair any damage or injury to any demising wall caused by Tenant or its employees, agents or invitees.

(c) Parking. Tenant and its employees, customers and licensees shall have the nonexclusive right to use, in common with the other parties occupying the Phase, throughout the Term, 50 parking stalls in the common parking areas (exclusive of any parking or work load areas designated or to be designated by Landlord for the exclusive use of Tenant or other tenants occupying or to be occupying other portions of the Phase), and to use the driveways and alleys adjacent to the Building, subject to such reasonable rules and regulations as Landlord may from time to time prescribe.

(d) Preventive Maintenance. Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all hot water, heating and air conditioning systems and equipment serving the Premises. The maintenance contractor and the contract must be approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. The service contract must include all services suggested by the equipment manufacturer in the operation/maintenance manual and must become effective (and a copy thereof delivered to Landlord) within sixty (60) days after the Commencement Date.

(e) Security Measures.

(i) Tenant acknowledges and agrees that the Building is an industrial building, and, accordingly, the level of security services, if any, provided by Landlord are only those commonly provided for industrial buildings. Specifically, and without limitation of the foregoing, Landlord does not provide, and the Rent payable hereunder does not include, the cost of a guard service, an alarm service or other security measures.

(ii) Notwithstanding the foregoing, to the extent Landlord provides any security measures at any time, such security measures are not intended to be and shall not be treated as a guaranty against crime, property damage, personal or bodily injury or death. Landlord does not make, and Tenant hereby waives any right to make a claim that Landlord has made any guaranty or warranty, express or implied, with respect to security at the Building or the Project or, if any security measures exist, that the same will prevent the occurrence of and/or the consequences of criminal or other unlawful activity.

(iii) The parties agree that Landlord shall not be liable to Tenant for any injury, damage or loss from any cause whatsoever which is caused (A) in whole or in part arising from any problem, defect, malfunction or failure of any security measure (if any is provided); or (B) by criminal activity.

(iv) Tenant assumes full responsibility for protecting the Premises from, among other things, theft, robbery, and pilferage.

(f) Costs Payable by Tenant. Upon demand by Landlord, Tenant shall pay, as Additional Rent, the cost and expense of repairing any damage to the Premises resulting from and/or caused in whole or in part by the negligence or misconduct of Tenant, its agents, servants, employees, contractors, patrons, customers, or any other person entering upon the property as a result of Tenant’s business activities or caused by Tenant’s default hereunder to the extent the cost of repairing such damage is not reimbursed by the insurance to be maintained by Landlord under Paragraph 12(a).

7. Alterations; Condition of Premises Upon Expiration. Tenant shall not make any alterations, additions or improvements to the Premises (including but not limited to roof and wall penetrations) without the prior written consent of Landlord. Tenant may, without the consent of Landlord, but at its own cost and expense and in a good workmanlike manner erect such shelves, bins, machinery and trade fixtures as it may deem advisable, without altering the basic character of the Building and without overloading or damaging such Building, and in each case complying with all applicable governmental laws, ordinances, regulations and other requirements. Prior to commencing any such alterations, additions or improvements Tenant shall provide such assurances to Landlord, including, without limitation, waivers of lien, surety company performance and payment bonds and/or personal guaranties of persons of substance, as Landlord shall require to assure payment of the costs thereof and to protect Landlord against any loss from mechanics’, laborers’, materialmen’s or other liens. All alterations, additions, installations, improvements and partitions erected by Tenant, including, without limitation, all telephone and data communications cabling (“Cabling”), shall be and remain the property of Tenant during the Term and Tenant shall, unless Landlord otherwise elects as provided below, remove all alterations, additions, installations, improvements and partitions, including, without limitation, the Cabling, erected or installed by Tenant and restore the Premises to the condition required by Exhibit E attached hereto and made a part hereof by the earliest of (a) the Expiration Date, (b) the date of termination of this Lease prior to the Expiration Date or (c) the vacating of the Premises without termination of this Lease (said earliest date may be referred to as the “Restoration Date”); except that if Landlord so elects, in writing, before the Restoration Date, such alterations, additions, installations, improvements, partitions and Cabling (other than trade fixtures and personal property of Tenant, including but not limited to furniture and fixtures installed by Tenant including without limitation, work stations and cubicles) will become Landlord’s property on the Restoration Date and Tenant will deliver them Landlord with the Premises. All shelves, bins, machinery and trade fixtures installed by Tenant shall be removed by Tenant by the Restoration Date if required by Landlord, and upon any such removal Tenant shall restore the Premises to the condition required by Exhibit E. All such removals and restoration shall be accomplished in a good and workmanlike manner and shall not damage the primary structural qualities of the Building.

8. Signs/Window Coverings. All signage visible from the exterior of the Premises shall, at all times, comply with Exhibit D. Tenant shall not, without the prior written consent of Landlord, install or affix any window coverings, draperies, signs, window or door lettering or advertising media of any type on the Property, the Building or in or on the Premises which are visible from the exterior of the Building. Tenant shall remove any permitted signs and window coverings, but not blinds, not later than the Restoration Date. Any such installations and removals shall be made in such manner as to avoid injury or defacement of the Building and other improvements, and Tenant shall repair any injury or defacement, including, without limitation, discoloration caused by such installation and/or removal.

9. Inspection. Landlord and Landlord’s agents and representatives shall have the right to enter and inspect the Premises at any reasonable time upon reasonable notice for the purpose of ascertaining the condition of the Premises or in order to make such repairs and perform such actions as may be required or permitted to be made by Landlord under the terms of this Lease. Landlord and Landlord’s agents and representatives shall have the right to enter the Premises at any reasonable time upon reasonable notice for the purpose of showing the Premises to prospective purchasers and/or lenders and, during the period that is nine (9) months prior to the end of the Term, Landlord and Landlord’s agents shall have the right to erect a sign on the Premises indicating the Premises are available for lease.

10. Utilities. Starting on the Commencement Date and throughout the Term, Tenant shall pay for all water, gas, heat, light, power, telephone, sewer and sprinkler charges and other utilities and services used in the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto and shall furnish and install all replacement electric light bulbs and tubes. Water and sewer service is not separately metered for the Premises, so Operating Costs include water and sewer service. As part of the Work, Landlord will install separate electric and gas, meters for the Premises. Except for water and sewer service, Tenant will open accounts with all utility providers for all utility services Tenant needs or desires in Tenant’s name with service starting on the Commencement Date. Landlord shall not be liable for any interruption or failure of utility services, communications or data services serving the Building or the Premises arising from any cause whatsoever except to the extent the interruption or failure is both (a) caused by the negligence or willful misconduct of Landlord, its subcontractors or agents and (b) results in personal injury or property damage that is covered or coverable by a policy of commercial general liability insurance.

11. Assignment and Subletting.

(a) Assignment and Subletting. Tenant shall not have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises, whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed, and such restrictions shall be binding upon any assignee or subtenant to which Landlord has consented. The foregoing prohibition includes, without limitation, any subletting or assignment which would otherwise occur by merger, consolidation, reorganization, transfer or other change in Tenant’s corporate, partnership or proprietary structure. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the Rent and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. Upon the occurrence of an Event of Default, if the Premises or any part thereof are then assigned or sublet, Landlord, in addition to any other remedies herein provided or provided by law, may, at its option, collect directly from any assignee or subtenant all amounts due and becoming due to Tenant under such assignment or sublease and apply such amounts against any sums due to Landlord from Tenant hereunder, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations hereunder. Landlord’s acceptance of any Rent following any assignment or other transfer prohibited by this Paragraph 11 shall not be deemed to be a consent by Landlord to such assignment or other transfer (including, without limitation, a prohibited sublease) nor shall the same be deemed a waiver of any right or remedy of Landlord hereunder for breach of this Paragraph 11. For the purposes of this Paragraph 11, Landlord shall be deemed to have acted reasonably if it withholds its consent to a proposed assignment or sublease if (i) the creditworthiness of the proposed assignee or sublessee is less than the greater of (A) Tenant’s net worth as of the date of this Lease; or (B) a net worth of at least the net worth of tenants to whom Landlord is then in the process of leasing similar square footage in the Building, it being understood and agreed that if Landlord is then requiring new tenants of such similar spaces to enhance their credit by virtue of security deposits, letters of credit or similar vehicles, Landlord may require that the proposed assignee or sublessee comply with such credit enhancement requirements; and/or (ii) the assignee or sublessee is a tenant of Landlord in the Building or a prospective tenant of the Building then working with Landlord or Landlord’s leasing agent.

If Landlord grants its consent to any sublease or assignment, and the base rent payable by the assignee or subtenant exceeds the Base Rent then payable under the Lease, Tenant shall pay Landlord, as Additional Rent (i) 50% of such excess net of Tenant’s actual costs payable to third parties to obtain such sublease or assignment and (ii) Landlord’s attorneys’ fees incurred with respect to such assignment or sublease not to exceed $2,500.00. In addition, Tenant’s option to extend the Term under Paragraph 32, if it is still in effect, will not be available to any subtenant or assignee, directly or indirectly. If Tenant assigns this Lease or sublets all or a portion of the Premises without first obtaining Landlord’s consent, as required by this Paragraph 11(a), said assignment or sublease shall be null and void and of no force or effect. Landlord’s consent to an assignment, sublease or other transfer of any interest of Tenant in this Lease or in the Premises shall not be deemed to be a consent to any subsequent assignment, transfer, use or occupation.

Tenant shall, at Tenant’s own cost and expense, discharge in full any outstanding commission obligation on the part of Landlord with respect to any commissions which may be due and owing as a result of any proposed assignment or subletting.

(b) Right of Recapture. Subject to this Section 11(b), without limiting Landlord’s right to approve of any subtenant or assignee, Landlord shall have the option, in its sole discretion, in the event of Tenant’s written request for consent to sublet or assign the Premises, to terminate this Lease, or in the case of Tenant’s written request for consent to sublet less than the entire Premises, to recapture the portion of the Premises to be sublet, as of the date the subletting or assignment is to be effective. The option shall be exercised, if at all, by Landlord giving Tenant written notice (“Recapture Notice”) thereof within fifteen

(15) days of Landlord’s receipt of Tenant’s written request for consent to sublet or assign the Premises or a part thereof. In the event that Landlord issues a Recapture Notice, Tenant shall have the right to withdraw its consent request by providing written notice thereof to Landlord within five (5) days after Tenant’s receipt of Recapture Notice, in which event both Tenant’s request for consent and Landlord’s Recapture Notice shall be deemed null and void. If this Lease shall be terminated with respect to the entire Premises pursuant to this subparagraph, the Term shall end on the date stated in Tenant’s notice as the effective date of the sublease or assignment as if that date had been the Expiration Date. If Landlord recaptures only a portion of the Premises under this subparagraph, the Base Rent during the remainder of the Term shall abate proportionately based on the Base Rent payable hereunder as of the date immediately prior to such recapture.

12. Fire and Casualty Damage.

(a) Notice of Casualty. If the Building should be damaged or destroyed by fire, tornado or other casualty, Tenant shall give immediate oral and written notice thereof to Landlord’s Managing Agent.

(b) Termination of Lease. If the Building should be damaged or destroyed by fire, tornado or other casualty, or if it should be so damaged thereby that rebuilding or repairs cannot in Landlord’s estimation be completed within two hundred (200) days after the date upon which Landlord is notified by Tenant of such damage, this Lease shall terminate and Base Rent and Operating Costs shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.

(c) Repair of Premises. If the Building should be damaged by any peril covered by the insurance to be provided by Landlord under Paragraph 14(a), but only to such extent that rebuilding or repairs can, in Landlord’s estimation, be completed within two hundred (200) days after the date upon which Landlord is notified by Tenant of such damage (except that Landlord may elect not to rebuild if such damage occurs during the last year of the Term), this Lease shall not terminate, and Landlord shall, at its sole cost and expense, proceed with reasonable diligence to rebuild and repair the Building to substantially the condition in which it existed prior to such damage, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements which may have been placed in, on or about the Premises by Tenant. If the Premises are untenantable following such damage, Base Rent and Operating Costs payable hereunder during the period in which the Premises are untenantable shall be abated. In the event that Landlord should fail to complete such repairs and rebuilding within two hundred (200) days after the date upon which Landlord is notified by Tenant of such damage (unless any such delay is due to changes, deletions or additions in construction requested by Tenant, strikes, lockouts, casualties, force majeure, war, terrorism, material or labor shortages, governmental regulation or control or other causes beyond the reasonable control of Landlord, in which event such period shall be extended for the amount of time Landlord is so delayed), Tenant may at its option, upon thirty (30) days prior written notice, terminate this Lease as Tenant’s exclusive remedy, whereupon all rights and obligations of the parties to each other under this Lease shall cease and terminate.

(d) Application of Proceeds. Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises or the Building requires that the insurance proceeds be applied to such indebtedness, the Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon all rights and obligations of the parties to each other under this Lease shall cease and terminate.

(e) Removal of Personal Property. In the event of any damage to the Building or the Premises by any peril contemplated by this Paragraph 12, Tenant shall, promptly after the occurrence of such damage and at its sole cost and expense, remove from the Premises any personal property on the Premises belonging to any of Tenant, its agents, employees, contractors, licensees or invitees. Tenant hereby indemnifies, holds harmless and agrees to defend Landlord from any loss, liability, damage, judgment, cost or expense, including attorneys’ fees through all appellate levels arising out of any claim of damage or injury by any of Tenant, its agents, employees, contractors, licensees or invitees as to itself or themselves or their respective properties arising as a result of the removal or failure to remove such personal property. Landlord and Tenant agree that Landlord shall have no obligation to secure the Building or the Premises in the event of a casualty and that the risk of loss, by destruction, theft or otherwise, to the personal property of Tenant, its agents, employees, contractors, licensees or invitees shall be borne, as between Landlord and Tenant, entirely by Tenant.

13. Liability, Waiver and Release.

(a) No Liability. Landlord shall not be liable for and Tenant will indemnify and hold Landlord harmless from any loss, liability, claims, suits, costs and expenses, including attorneys’ fees, arising out of any claim of injury or damage on or about the Premises arising from any cause whatsoever other than Landlord’s gross negligence or willful misconduct. Landlord shall not be liable to Tenant or Tenant’s agents, employees, contractors, licensees or invitees for any damage to persons or property arising from any cause whatsoever except Landlord’s gross negligence or willful misconduct and Tenant assumes all risks of damage to such persons or property. Landlord shall not be liable or responsible for any loss or damage to any property or person occasioned by any cause whatever except Landlord’s willful acts or gross negligence.

(b) Waiver and Release. Except as provided below, each of Landlord and Tenant agrees to rely entirely upon its own property insurance with respect to any damage, loss or injury to its property.

Each of Landlord and Tenant hereby releases the other and the other party’s directors, officers, employees, agents and others acting on the other party’s behalf (collectively, the “released parties”) from all claims and all liability or responsibility to the releasing party and to any person claiming through or under the releasing party, by way of subrogation or otherwise, for any loss or damage to the releasing party’s business or property caused by fire or other peril, even if such fire or other peril was caused in whole or in part by the negligence or other act or omission of one or more of the released parties. Notwithstanding the foregoing, the release from liability and waiver or subrogation provided for shall (i) only be effective to the extent that the loss or damage to the releasing party’s business or property is actually covered by insurance; and (ii) not apply to the extent of any deductible (or deductibles) applying under such insurance.

14. Insurance.

(a) Landlord’s Insurance. Landlord shall maintain in effect at all times during the Term a policy or policies of insurance insuring the Building against loss or damage by fire, explosion or other insurable hazards and contingencies for the full replacement value. Landlord shall not insure any personal property of Tenant or any additional improvements which Tenant may construct or install on the Premises. Landlord may self-insure the exposures described above. Subject to the provisions of Paragraphs 12(b), 12(c) and 12(d), such insurance shall be for the sole benefit of Landlord and under its sole control.

(b) Tenant’s Insurance.

(i) Tenant shall, at its sole cost and expense, maintain in effect at all times during the Term a commercial general liability insurance policy, on an “occurrence” rather than on a “claims made” basis, with a total combined policy limit of at least $2,000,000.00. The policy shall include, but not be limited to, coverages for Bodily Injury, Property Damage, Personal Injury and Contractual Liability (applying to this Lease), or an equivalent form (or forms) affording coverage at least as broad. Landlord and Landlord’s Managing Agent shall be named as Additional Insureds under the policy.

(ii) Tenant shall, at its sole cost and expense, maintain in effect at all times during the Term, a policy or polices of insurance covering all of Tenant’s improvements, fixtures, inventory and other personal property in the Premises against loss by fire and other hazards covered by an “all-risk” form of policy, in an amount equal to the full replacement cost thereof, without deduction for physical depreciation. Such insurance shall include Valuable papers and

Records coverage providing for the Reproduction Costs measure of recovery and coverage for damage to Electronic Data Processing Equipment and Media, including coverage of the perils of mechanical breakdown and electronic disturbance.

(iii) Tenant shall, at its sole cost and expense, maintain in effect at all times during the Term, a policy of insurance covering business interruption for a period of at least 365 days.

(iv) If the use of the Premises by Tenant increases the premium rate for insurance carried by Landlord on the Building, Tenant shall pay Landlord, upon demand, as Additional Rent, the amount of such premium increase.

(v) Tenant, upon actual knowledge or receipt of written notice by Landlord, shall not carry any stock of goods, inventory, or Hazardous Substances (as defined in this Lease) or do anything in or about the Premises which will in any way impair or invalidate the obligation of the insurer under any policy of insurance required by this Lease.

(vi) Insurance policies required by this Paragraph 14(b) shall be in a form reasonably acceptable to Landlord, with an insurer or insurers having a Best rating of A-,X or better and qualified to do business in the State of Minnesota, and shall require at least thirty (30) days prior written notice to Landlord (and, if requested by Landlord, Landlord’s mortgagee(s)), of termination, cancellation, non-renewal or material alteration. The liability insurance under subparagraph 14(b)(i) shall be primary with respect to Landlord and its agents and not participating with any other available insurance.

Prior to the Commencement Date, on each anniversary of the Commencement Date, and at such other times as Landlord may reasonably request, Tenant shall deliver to Landlord a certificate evidencing such policies, or other evidence reasonably satisfactory to Landlord, confirming (A) the terms of the insurance, and (B) that the policies are in full force and effect. If Tenant has a blanket insurance policy providing coverage for several properties of Tenant, including the Premises, Landlord will accept a certificate of such insurance, provided:

(1)	the certificate states the amounts of insurance and types of coverage;

(2)	the amounts are at least equal to the amounts that would be required in this Lease; and

(3)	the policy complies with the other requirements in this Lease.

15. Condemnation.

(a) Total Taking. If the whole or any substantial part of the Building is taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof and the taking would prevent or materially interfere with the use of the Premises or the Building for the purpose of which they are being used, this Lease shall terminate and the Base Rent and Operating Costs shall be abated during the unexpired portion of this Lease effective when the physical taking of the Property shall occur.

(b) Partial Taking. If part of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in the subparagraph above, this Lease shall not terminate but the Base Rent and Operating Costs payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances.

(c) Awards. In the event of any such taking or private purchase in lieu thereof, Landlord and Tenant shall each be entitled to receive and retain such separate awards and/or portion of lump sum awards as may be allocated to their respective interests in any condemnation proceedings, provided that Tenant shall not be entitled to receive any award for Tenant’s loss of its leasehold interest or other property which would have become the property of Landlord upon termination of this Lease; the right to such award being hereby assigned to Landlord.

16. Holding Over. Tenant will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession to Landlord. If Tenant retains possession of the Premises or any part thereof after such termination, then, subject to the last sentence of this Paragraph, such holding over shall constitute creation of a month to month tenancy, upon the terms and conditions of this Lease; provided, however, that the monthly rental for such holding over shall, in addition to all other sums which are to be paid by Tenant hereunder, whether or not as Additional Rent, be equal to one-hundred fifty percent (150%) of the Rent being paid monthly to Landlord under this Lease immediately prior to such termination. In addition to and not in limitation of the foregoing, Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant, including the loss of any proposed subsequent tenant for any portion of the Premises. The provisions of this Paragraph shall not constitute a waiver by Landlord of any right of re-entry as herein set forth; nor shall receipt of any rent or other sums or any other act in apparent affirmance of the tenancy operate (a) as an extension of the Term; (b) a waiver of Landlord’s right to terminate Tenant’s right to possession of the Premises; or (c) a waiver of the right to terminate this Lease for a breach of any of the terms, covenants, or obligations herein on Tenant’s part to be performed.

17. Quiet Enjoyment. Landlord covenants that it now has, or will acquire before Tenant takes possession of the Premises, insurable title to the Premises. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, upon paying the Rent and performing its other covenants and agreements under this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term, subject to the terms and provisions of this Lease.

18. Events of Default. Each of the following events shall be deemed to be an “Event of Default” by Tenant under this Lease:

(a) Tenant shall fail to pay any installment or other payment of Rent required herein when due, and such failure shall continue for a period of 5 days after receipt of notice from Landlord, provided, however, that Landlord shall not be required to give any such notice more than once within any twelve (12) month period, and if Tenant defaults in paying Rent, each subsequent default within 12 months will be an Event of Default without notice;

(b) Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors; or a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant;

(c) Tenant shall file a petition under any section or chapter of the federal bankruptcy laws, or under any similar law or statute of the United States or any State, including, without limitation, a liquidation, rehabilitation or other insolvency statute, whether now or hereafter in effect; or an order for relief shall be entered against Tenant in any such bankruptcy or insolvency proceedings filed against Tenant thereunder or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant thereunder;

(d) Tenant shall vacate or abandon all or a substantial portion of the Premises; provided however, that such vacation or abandonment shall not constitute a default hereunder unless, in Landlord’s reasonable estimation, Tenant has failed to comply with its obligations to maintain the Premises as required under this Lease;

(e) Tenant shall fail to discharge any lien placed upon the Premises in violation of Paragraph 22 hereof;

(f) Tenant fails to provide evidence of insurance in accordance with Paragraph 14(b) within 5 days after written notice of the default, or Tenant fails to insure in accordance with Paragraph 14(b);

(g) Tenant shall fail to comply with any term, provision or covenant of this Lease (other than the foregoing in this Paragraph 18), and shall not cure such failure within twenty (20) days after written notice thereof from Landlord to Tenant.

19. Remedies. Upon the occurrence of any of such Event of Default described in Paragraph 18 hereof, Landlord shall have the option to pursue any one or more of the following remedies without any further written notice or demand.

(a) Landlord may, at its election, terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease;

(b) Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of this Lease, Tenant shall surrender possession and vacate the Premises immediately and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Premises in such event with or without process of law and to repossess Landlord of the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or within the Premises and to alter all locks and other security devices at the Premises and to remove any and all property therefrom, without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom. Tenant hereby waives any right to claim damage for such re-entry and expulsion, and such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay all Rent payable by Tenant hereunder, for the Term or any other right given to Landlord hereunder or by operation of law;

(c) Landlord may, but need not, relet the Premises or any part thereof for such Rent and upon such terms as Landlord, in its sole discretion, shall determine (including the right to relet the Premises as part of a larger area and the right to change the character or the use made of the Premises), and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting. In any such case, Landlord may make repairs, alterations and additions in or to the Premises, and redecorate the same to the extent Landlord deems necessary or desirable, in its sole discretion. All Rent and other sums received by Landlord from any such reletting shall be applied as follows: first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such alterations and repairs; third, to the payment of Landlord’s expenses of reletting, including, without limitation, broker’s commissions, reasonable attorney fees and lease inducements, such as moving or leasehold improvement allowances; fourth, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable hereunder. If such Rent and other sums received from such reletting during any month be less than the Rent to be paid during said month by Tenant hereunder, Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Notwithstanding any such re-entry by Landlord, Landlord may at any time hereafter elect to terminate this Lease for such previous breach.

(d) Tenant acknowledges that the damages Landlord would incur in connection with terminating this Lease following a default by Tenant would be difficult to estimate or ascertain. Therefore, Tenant agrees that, in the event Landlord elects to terminate this Lease, Landlord may, in addition to other remedies available at law or in equity, declare all Rent payable under this Lease immediately due and payable and recover from Tenant, as liquidated damages, and not as a penalty, an amount equal to the sum of the following: (i) all unpaid Rent that is payable by Tenant hereunder and that accrues through the effective date of termination; plus (ii) the cost of repairs, alterations and/or redecoration of the Premises that Landlord determines are necessary, in landlord’s sole discretion; plus (iii) a sum of money equal to the entire amount of Rent that would be payable under the Lease for the lesser of (A) the three (3) year period commencing upon the effective date of termination, or (B) the period commencing upon the effective date of termination and ending upon the original date of the expiration of the Term, which amount shall be immediately due and payable upon demand, but which amount shall be discounted to present value using a discount rate equal to the discount rate of the Federal Reserve Bank of Minneapolis as of the date of termination plus one percent (1%); plus (iv) to the extent not included in the calculation of Rent payable pursuant to subparagraph (ii) above, a sum of money equal to the remaining principal balance of the original cost of any leasing commissions and leasehold improvements in the Premises paid for by Landlord on the effective date of termination, together with interest at a rate of twelve percent (12%) per annum amortized over the entire Term, assuming amortization based upon equal monthly payments of principal and interest. For purposes of calculating the amount of Rent that would be payable under the Lease for the period succeeding the effective date of termination, such Rent shall be computed on the basis of the average monthly amount of Rent accruing during the twenty-four (24) month period immediately preceding the default to which such termination relates (exclusive of any months in which Tenant received “free” or abated Base Rent concessions); provided, however, if the default occurs prior to the expiration of the first twenty-four (24) months of the Lease, then the Rent shall be computed on the basis of the average monthly amount of Rent accruing during all months preceding the month in which said default occurred (exclusive of any months in which Tenant received “free” or abated Base Rent concessions).

(e) Any and all property which may be removed from the Premises by Landlord pursuant to the authority of the Lease or of law, to which Tenant is or may be entitled, may be handled, removed and stored, as the case may be, by or at the direction of Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Premises shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.

(f) Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. No act or thing done by the Landlord or its agents during the Term shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Landlord’s acceptance of the payment of Rent or other payments hereunder after the occurrence of an Event of Default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default or of Landlord’s right to enforce any such remedies with respect to such default or any subsequent default.

20. Landlord’s Default. In the event Landlord fails to keep and perform any of the terms, covenants, conditions, agreements or provisions of this Lease, Tenant shall give written notice to Landlord and send a copy of such notice to the holder of any mortgage whose address Tenant has been notified of in writing. Landlord shall have a period of thirty (30) days after receipt of such notice to cure such default; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences performance within the thirty (30) day period, or as soon after that as is practicable, and thereafter diligently pursues the cure to completion.

21. Landlord’s Lien. Landlord reserves (and Tenant hereby grants to Landlord) a security interest in all fixtures, equipment, personal property (tangible and intangible, including, without limitation, accounts) of Tenant now or hereafter located in or on the Premises (the “Collateral”) to secure all sums due from and all obligations to be performed by Tenant hereunder, which lien and security interest may be enforced by Landlord in any manner provided by law, including, without limitation, under and in accordance with the Uniform Commercial Code, as enacted in the State of Minnesota (the “UCC”), including without limitation the right to sell the property described in this Paragraph at public or private sale upon ten (10) days prior written notice to Tenant, which sale and the timing thereof shall be deemed commercially reasonable. Tenant hereby authorizes Landlord to file such financing statements, assignments, and other documents covering the Collateral, including Proceeds (as defined in the UCC), as Lender may reasonably determine is required in order to create, evidence, perfect, maintain or continue its security interest in the Collateral (including additional Collateral acquired by Tenant after the date hereof).

22. Mortgages. This Lease is and shall be subject and subordinate to any mortgage(s) now or at any time hereafter constituting a lien or charge upon the Property or the Premises, provided, however, that if the holder of any such mortgage elects to have Tenant’s interest in this Lease superior to any such instrument, then by notice to Tenant from such holder, this Lease shall be deemed superior to such lien, whether this Lease was executed before or after said mortgage. Tenant shall at any time hereafter on demand execute any instruments, releases or other documents which may be required by any mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage.

23. Mechanic’s Liens. Tenant shall keep the Premises and the Property free from any mechanics’, materialmen’s, contractors’ or other liens arising from, or any claims for damages growing out of, any work performed, materials furnished or obligations incurred by or on behalf of Tenant. If such a lien is filed against the Premises or the Property or any portion thereof as a result of work performed, materials furnished or obligations incurred by or on behalf of Tenant, Tenant, at its sole cost and expense, shall cause such lien to be removed within five (5) calendar days after Tenant becomes aware of the filing of such lien. Tenant hereby agrees to defend and indemnify Landlord and to hold Landlord harmless from and against any such lien or claim or action thereon, and shall reimburse Landlord, as Additional Rent for Landlord’s costs of suit and all attorneys’ fees and costs incurred in connection with the removal of any such lien, claim or action. Landlord hereby reserves the right, at any time and from time to time during the construction of the Premises or any subsequent alteration to enter onto the Premises and post and review notices in accordance with Minn. Stat. §514.06, as the same may be amended.

24. Notices. All Rent payments, bills, statements, notices or communications, required or desired to be given hereunder shall be in writing and shall be deemed effective and received (a) upon personal delivery; (b) five (5) days after deposit in the United States mail, certified mail, return receipt requested, postage prepaid; or (c) one (1) business day after deposit with a national overnight air courier, fees prepaid, to Landlord or Tenant, as the case may be, at the notice or Rent payment addresses for each party stated on the Data Sheet. Either party may designate an additional or another address upon giving written notice to the other party at the address for notices for such party stated on the Data Sheet pursuant to this Paragraph. Any return of any access cards or keys or other similar devices shall be made to Landlord’s Managing Agent, at the address stated on the Data Sheet or such other address as may be provided pursuant to this Paragraph. Landlord’s Managing Agent shall give and receive notices in the manner prescribed by this Paragraph, and a copy of all notices given to Landlord shall be given to Landlord’s Managing Agent in the manner prescribed by this Paragraph. For the purposes of this Lease, “business day” shall mean a day which is not a Saturday, a Sunday or a legal holiday of the State of Minnesota.

If and when included within the term “Landlord,” as used in this instrument, there are more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for the receipt of notices and payments to Landlord; if and when included within the term “Tenant,” as used in this instrument, there are more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address within the continental United States for the receipt of notices and payments to Tenant. All parties included within the terms “Landlord” and “Tenant,” respectively, shall be bound by notices given in accordance with the provisions of this paragraph to the same effect as if each had received such notice.

25. Hazardous Substances. Tenant shall at all times comply with all applicable local, state and federal laws, ordinances and regulations relating to Hazardous Substances. “Hazardous Substances” means (1) any oil, petroleum product, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances, infectious wastes or substances or any other wastes, materials or pollutants that (A) pose a hazard to the Premises, Building or Property or to persons on or about the Premises, Building or Property or (B) cause the Premises, Building or Property to be in violation of any hazardous materials laws; (2) asbestos in any form which, urea-formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyl, or radon gas; (3) any chemical, materials or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “infectious waste,” or “toxic substances,” or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq.; the Hazardous Materials Transportation Act, as amended, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.;

(4) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Premises, Building or Property or the owners and/or occupants of property adjacent to or surrounding the Property, or any other person or entity coming upon the Property or adjacent property; and (5) any other chemical, material or substance that may or could pose a hazard to the environment. Tenant shall not: (i) use the Premises, Building or Property for the storage of Hazardous Substances except for such activities that are part of the course of tenant’s ordinary business (the “Permitted Activities”); provided, such Permitted Activities are conducted in accordance with all applicable laws, orders, regulations and ordinances and have been approved in advance in writing by Landlord; (ii) use the Premises, Building or Property as a landfill or dump; or (iii) install any underground tanks of any type at the Property. Tenant shall at its own expense maintain in effect any and all permits, licenses or other governmental approvals, if any, required for Tenant’s use of the Premises and require the same of any subtenants. Tenant shall make and cause any subtenant to make all disclosures required of Tenant by any laws, and shall comply and cause subtenant to comply with all orders concerning Tenant’s use of the Premises issued by any governmental authority having jurisdiction over the Premises and take all action required by such governmental authorities to bring the Tenant’s activities on the Premises into compliance with all environmental and other laws, rules, regulations and ordinances affecting the Premises. If at any time Tenant shall become aware, or have reasonable cause to believe, that any Hazardous Substance has been released or has otherwise come to be located on or beneath the Property, Tenant shall give written notice of that condition to Landlord immediately after Tenant becomes so aware. Tenant shall be responsible for, and shall indemnify, defend and hold Landlord harmless from and against, all environmental claims, demands, damages and liabilities, including, without limitation, court costs and reasonable attorney fees, if any, arising out of, or in connection with, the generation, storage, disposal or other presence of any Hazardous Substance in, on or about the Premises, Building or Property during the Term or that Tenant or its subtenants caused or permitted. The indemnification provided by this Paragraph shall survive the termination of this Lease.

26. Expense of Enforcement. Tenant shall pay Landlord, upon demand therefor, for all costs and reasonable attorneys’ fees and expenses incurred by Landlord in seeking enforcement against Tenant, any assignee or sublessee of Tenant, or any guarantor of Tenant’s obligations under this Lease, of Tenant’s or such party’s obligations under this Lease, including, without limitation, the collection of Rent and the termination of Tenant’s right to possession of the Premises, provided, however, Landlord shall provide documents evidencing such alleged expenses and enforcement sought was for rights, duties or obligations actually owed to Landlord by Tenant. Such payment shall constitute Additional Rent payable in accordance with Paragraph 4. Notwithstanding the foregoing, if Landlord commences any action against Tenant, including, without limitation, an action in unlawful detainer, which action settles at or prior to any trial in connection therewith, Landlord shall be entitled to recover from Tenant Landlord’s reasonable attorneys’ fees and disbursements and the same shall be payable by Tenant to Landlord with the next installment of Rent falling due and shall constitute Additional Rent hereunder.

27. Transfer of Landlord’s Interest; Limitation of Liability.

(a) Transfer of Landlord’s Interest. The term “Landlord” shall mean only the owner, at any time of the Property, and in the event of the transfer by such owner of its interest in the Property, such owner’s grantee or successor shall upon such transfer, become “Landlord” under this Lease. If any owner transfers its interest in the Premises or the Property or any portion thereof, other than a transfer for security purposes, such owner shall automatically be relieved of any and all obligations and liabilities on the part of such owner as “Landlord” accruing after the date of such transfer, including, without limitation, such owner’s obligation to return the Security Deposit following assignment or transfer thereof to such owner’s transferee.

(b) Limitation of Landlord’s Liability. If Landlord is ever adjudged by any court to be liable to Tenant, Tenant specifically agrees to look solely to Landlord’s interest in the Phase for the recovery of any judgment from Landlord, it being agreed that none of Landlord, its directors, officers, shareholders, managing agents, employees or agents shall be personally liable for any such judgment. In no event shall Landlord ever be liable to Tenant, Tenant’s agents, servants or employees, or to any person or entity claiming by or through Tenant, for any consequential, indirect, special or similar types of damages.

28. Right of Landlord to Perform. If Tenant shall fail to pay any sum of money other than Rent required to be paid by it under this Lease, or shall fail to perform any other act on its part to be performed under this Lease, Landlord may, but shall not be so obligated, and without waiving or releasing Tenant from any obligations of Tenant, after the end of the fifth calendar day after notifying Tenant of Tenant’s obligation to perform, make any such payment or perform any such other act on Tenant’s part to be made or performed; provided, however, that in the event of emergency, Landlord shall have the right to perform Tenant’s obligations prior to the expiration of the five-day period specified above. If Landlord performs Tenant’s obligations pursuant to this Paragraph, Landlord shall have the right to use the Security Deposit to pay such expenses, or pay such expenses directly and reimburse itself from the Security Deposit or to the extent the cost of such performance exceeds the Security Deposit, Landlord may pay for the cost of such performance from its own funds, or from a combination of the Security Deposit and its own funds and all such amounts shall be repaid to Landlord by Tenant as Additional Rent, payable with the next installment of Base Rent falling due.

29. Miscellaneous.

(a) Gender; etc. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

(b) Binding Effect. The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise herein expressly provided. Tenant agrees to furnish promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of Tenant to enter into this Lease. Nothing herein contained shall give any other tenant in the Building any enforceable rights either against Landlord or Tenant as a result of the covenants and obligations of either party stated herein.

(c) Captions. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(d) Estoppel. Tenant agrees from time to time within 10 days after request of Landlord, to deliver to landlord, or Landlord’s designee an estoppel certificate in a form on substantially the same form as set forth in Exhibit H or on any other reasonable form. It is understood and agreed that Tenant’s obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord’s execution of this Lease, and that, if Tenant fails timely to deliver any estoppel certificate contemplated by this subparagraph (d), Tenant shall be liable to Landlord for all losses incurred by Landlord as a result of such failure, including, without limitation, attorneys’ fees and court costs through all appellate levels.

(e) Amendment. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

(f) Survival of Obligations. All obligations of Tenant and Landlord hereunder not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term, including without limitation, with respect to Tenant all payment obligations with respect to Operating Costs and all obligations concerning the condition of the Premises, and with respect to Landlord reimbursement of the Security Deposit. Upon the expiration or earlier termination of the Term, Tenant shall pay to Landlord the amount reasonably estimated by an appropriate contractor that is necessary (i) to the extent Tenant has not completed repairing and restoring the Premises in accordance with Paragraph 7 and Exhibit E, the amount necessary to complete the repair and restoration; and (ii) to discharge Tenant’s obligation for Operating Costs or other amounts due Landlord. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied. Any security deposit held by Landlord shall be credited against the amount payable by Tenant under this subparagraph.

(g) Joint and Several. If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several.

(h) Brokers. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction or that no broker, agent or other person brought about this transaction, other than Tenant’s Broker, if any, listed on the Data Sheet, and Tenant agrees to defend, indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

(i) Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Term, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

(j) Offer to Lease. Because the Premises are on the open market and are currently being shown, this Lease shall be treated as an offer and shall not be valid or binding unless and until accepted by Landlord in writing.

(k) Waiver of Jury Trial; Jurisdiction. EACH OF LANDLORD AND TENANT HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION RELATING TO THIS LEASE. At the option of Landlord, this Lease shall be enforced in any United States District Court for the Federal District of Minnesota or state court of the State of Minnesota sitting in Hennepin County, Minnesota, and Tenant consents to the jurisdiction and venue of any such court and waives any argument that venue in such forums is not proper or convenient.

(l) Complete Agreement. This Lease contains all of the agreements and understandings relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing. Landlord has not made, and Tenant is not relying upon, any warranties or representations, promises or statements made by Landlord or any agent of landlord, except as expressly stated herein. This Lease supersedes any and all prior agreements and understandings between Landlord and Tenant and alone expresses the agreement of the parties.

(m) Governing Law. This Lease, the rights of the parties hereunder and the interpretation hereof shall be governed by, and construed in accordance with, the internal laws of the State of Minnesota, without giving effect to conflict of laws principles thereof.

(n) Construction. The parties agree that counsel for both parties have reviewed this Agreement. Accordingly, neither party shall be deemed to have drafted this Agreement and it shall not be construed against either party by virtue of the drafting thereof in the event of a dispute.

(o) Time of Essence. Time shall be of the essence with respect to this Lease and each and every provision hereof.

30. Force Majeure. If either party shall be delayed in the performance or unable to perform any of such party’s obligations under this Lease because of a “force majeure” event (which shall mean any event beyond the reasonable control of Landlord or Tenant (as applicable) including, without limitation, labor disputes, civil commotion, terrorism, war, war-like operations, invasion, rebellion, hostilities, military power, sabotage, governmental regulations or controls, fire or other casualty, inability to obtain materials, utilities, or services, inclement weather or other act of God), then, in any such case, the obligated party shall not be subject to any liability to the other party. Either party’s delay in performance or failure to perform under this Lease as a result of any force majeure event shall not affect the validity of this Lease or any obligation of the other party hereunder. The terms of this Paragraph shall not apply to either party’s financial obligations under this Lease or Tenant’s obligation to obtain and maintain the insurance required herein, provided, however, that the terms of this Paragraph shall not supersede any abatement of rent to which Tenant may be entitled.

31. Exhibits. Exhibits A, B, C, D, E, F, G, and H are part of this Lease.

32. Right to Terminate. If Tenant’s business has grown to the point that it needs more space than the Premises, Tenant may give Landlord notice, during the 58th month of the Term, that it desires to expand into additional space in the Building. Tenant’s notice must specify how many of the additional bays in the Building shown in Exhibit G Tenant desires to expand into for the rest of the Term. Tenant must request at least 2 additional bays that are contiguous to each other. Landlord will respond within 30 days with an offer of the particular bay or bays that are then available, if any, that best satisfy Tenant’s request, and Landlord will state the Base Rent Landlord desires for the expansion space for the remainder of the Term, but Landlord is not required to offer any space to Tenant that will leave Landlord with a single vacant bay or that will leave Landlord with two non separate vacant spaces in the Building. Tenant may accept Landlord’s offer by written notice within 10 business days after it receives Landlord’s offer. If Landlord does not offer Tenant at least two bays that are contiguous to each other, or if Landlord requests a Base Rent per square foot for the expansion space that is more than the Base Rent per square foot Tenant owes during the same period for the original Premises, Tenant may terminate this Lease effective on the last day of the 67th month by written notice to Landlord within 30 business days after Tenant receives Landlord’s offer. Tenant is not obligated to accept an offer Landlord makes, but Tenant may not terminate this Lease under this Paragraph unless Landlord’s offer does not satisfy the criteria in the preceding sentence.

If Tenant exercises its option to terminate under this Paragraph, the Term will expire on the last day of the 67th month of the Term with the same effect as if that were the originally-scheduled Expiration Date, and Tenant must pay Landlord a termination fee equal to all of Landlord’s transaction costs for this Lease that remain unamortized at the end of the 67th month of the Term, including the cost of the Work, broker commissions, legal fees, and the allowance under Paragraph 5 of the Work Letter in Exhibit F, using straight-line amortization over the initial Term plus 8% annual interest, plus 2 months’ gross rent. If Tenant delivers a termination notice, Landlord will invoice Tenant for the unamortized transaction costs and the 2 months’ gross rent and Tenant must pay the invoice within 30 days. If Tenant does not pay the termination payment before the end of the 67th month of the Term, Tenant’s right to possession of the Premises will end on the last day of the 67th month of the Term, but this Lease will remain unterminated and Tenant will remain obligated to continue to pay monthly Base Rent and Operating Costs until it pays the termination payment in full, with no credit against the termination payment for the additional monthly rent payments that come due after the 67th month of the Term.

33. Right to Extend Term. Landlord grants Tenant a one-time option to extend the Term on the following terms:

(a) Tenant may not exercise the option at any time it is in default under this Lease; and

(b) Tenant must give Landlord written notice that it is exercising its option to extend the Term at least 9 months before the initial Term is scheduled to expire, time being of the essence. It Tenant does not give Landlord an extension notice at least 9 months before the end of this initial Term, Tenant waives its right to extend the Term.

If Tenant delivers an extension notice at least 9 months before the initial Term ends:

(i) the Term will be extended for 5 years;

(ii) Base Rent for the Premises during the extension Term will be the “Market Base Rent”, as this Paragraph defines that term, for the extension Term, determined 9 months before the end of the initial Term; and

(iii) all of the other terms and conditions of this Lease will continue to apply during the extension Term.

Within 15 days after Landlord’s request, Tenant agrees to sign and deliver to Landlord any supplement or amendment Landlord requests to evidence the extension of the Term under this Paragraph and the Base Rent during the extension Term. Tenant’s rights under this Paragraph may not be severed from this Lease or separately sold, assigned, or otherwise transferred, and will expire on the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises. No assignee, sublessee, or successor to Tenant’s interests in this Lease may exercise the extension option under this Paragraph except a Permitted Transferee.

“Market Base Rent” means the Base Rent Landlord would receive by renting similar space in Plymouth Business Center, or that the owner of similar class office/showroom properties in the city of Plymouth would receive, taking into consideration all concessions being offered in the market, including free rent, moving allowances, and tenant improvement allowances and the fact that Landlord will not incur leasing downtime. If Tenant delivers an extension notice, Landlord will deliver to Tenant, by the later of 9 months before the end of the initial Term or fifteen (15) days after Landlord receives the extension notice, Landlord’s determination of the Market Base Rent for the extension term. If Tenant does not agree with Landlord’s Market Base Rent Notice, Tenant must notify Landlord in writing within 15 days it receives Market Base Rent Notice that Tenant disagrees with Landlord’s determination of Market Base Rent. If Tenant does so, Landlord and Tenant will, for the next 15 days, negotiate in good faith to attempt to agree on the Market Base Rent for the extension term. If Landlord and Tenant do not agree on the Market Base Rent within 15 days, Tenant may rescind its extension notice by written notice to Landlord within 20 days after Tenant first notified Landlord that it disagreed with Landlord’s determination of Market Base Rent, in which case the Term will expire on the originally-scheduled expiration date. If Tenant does not give Landlord written notice that it disagrees with Landlord’s determination of Market Base Rent within 15 days after Landlord first delivers its determination of Market Base Rent, or if Tenant does not give Landlord written notice that it is rescinding the extension of the Term under the preceding sentence, Tenant will be deemed to have agreed to Landlord’s determination of Market Base Rent and to have waived its right to rescind its extension notice, and Landlord and Tenant will, within 15 days, sign and deliver an amendment to this Lease that confirms that the Term has been extended for 5 years at a Base Rent equal to the Market Base Rent in Landlord’s Market Base Rent notice.

Signature Pages Follow

IN WITNESS WHEREOF, the parties have executed this Lease as of the Date of Lease.

Landlord:

St. Paul Fire and Marine Insurance Company

By:	/s/ Michael D. Elnicky
Name:	MICHAEL D. ELNICKY
Title:	ASSET MANAGER

Signature Page to Lease

Tenant:

Antares Pharma, Inc.

By:	/s/ Patrick Madsen
Name:	PATRICK MADSEN
Title:	VP AND GENERAL MANAGER

EXHIBIT A

DEPICTION OF PREMISES

A-1

EXHIBIT B

RULES AND REGULATIONS FOR

PLYMOUTH BUSINESS CENTER

1. The sidewalks, passages and stairways, if any, shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Premises. The passages, entrances, stairways, if any, balconies, if any, and roof are not for the use of the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests to the Building and its tenants; provided that nothing herein contained shall be construed to prevent such access to person with whom Tenant normally deals in the ordinary course of its business unless such persons are engaged in illegal activities. Tenant and its employees shall not go upon the roof of the Building without the written consent of the Landlord.

2. The sashes, sash doors, windows, glass lights and any lights or skylights that reflect or admit light into halls, from the building exterior or other places into the building shall not be covered or obstructed. Any curtains, blinds, shades, or screens attached or hung to any of the prior mentioned areas must have prior approval of Landlord. Landlord will provide standard window coverings on exterior windows and other glass if appropriate.

3. In case of invasion, riot, public excitement or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same. Landlord shall in no case be liable for damages for the admission or exclusion of any person to or from the Building. Landlord has the right to evacuate the Building in the event of an emergency or catastrophe.

4. Two door keys for doors to leased premises that are operated by keyed locks, rather than security cards, shall be furnished at the commencement of lease by Landlord. Tenant shall not alter any exterior lock, or install new or additional locks or bolts, on any door without the prior written approval of Landlord. In the event such alteration or installation is approved by Landlord, Tenant shall supply Landlord with a key or card key for any such lock or bolt.

5. All deliveries, including intracompany deliveries, must be made via service entrances. Tenant agrees to adhere to floor loading maximum levels as stated by Landlord. All damage done to the Building by the delivery or removal of such items, or by reason of their presence in the Building, shall be paid to Landlord upon demand by Tenant and shall constitute Additional Rent under the Lease.

6. Parking area and parking policies will be established by Landlord, and Tenant agrees to adhere to said policies. UPON A COMPLAINT BY TENANT AND OTHER TENANTS OF THE BUILDING AND AT ANY OTHER TIME, Landlord reserves the right to IMPLEMENT AND institute new parking policies as they are determined to benefit overall Building operations. Tenant agrees to leave no cars, vans or other vehicles overnight or over any weekend in any parking area. Tenant further agrees that its employees will not park in the visitor parking areas at any time.

7. If Tenant desires signal, communication, alarm or other utility or service connection installed or changed, the same shall be made at the expense of Tenant, with approval and under direction of Landlord, it being understood and agreed that (a) no audible alarm shall be installed unless specifically approved in writing by Landlord prior to installation; and (b) only Tenant shall be obligated to respond to such signal, communication, alarm or other utility or service connection, and none of Landlord, Landlord’s Managing Agent or other employee, agent or contractor of Landlord shall, under any circumstances have any obligation to Tenant or others to respond to such alarm or be liable to Tenant or any party claiming by or through Tenant for any failure to do so. Any installations, and the boring or cutting for wires, shall be made at the sole cost and expense of Tenant and under control and direction of Landlord. Landlord retains in all cases the right to require (x) the installation and use of such electrical-protecting devices that prevents the transmission of excessive current or electricity into or transmission of excessive current or electricity into or through the Building (y) the changing of wires and of their installation and arrangement underground or otherwise as Landlord may direct, and (z) compliance on the part of all using or seeking access to such wires with such rules as Landlord may establish relating thereto. All such wires used by Tenant must be clearly tagged at the distribution boards and junction box and elsewhere in the Building, with (h) the number of the Premises to which said wires lead, (i) the purpose for which said wires are used and (j) the name of the company operating same.

Tenant agrees to instruct all approved communication, and computer and other cabling installers to attach cable in wire hangers from the deck or in any designated building floor or ceiling system cable location. Tenant will not allow installers to lay any cabling on top of the suspended layer ceiling system.

8. Tenant shall give Landlord prompt notice of all accidents to or defects in air conditioning equipment, plumbing, electrical facilities or any part of appurtenances of the Premises.

9. Tenant assumes full responsibility for protecting its space from theft, robbery, and pilferage, which includes keeping doors locked and other means of entry to the space closed and secured. Landlord shall be in no way responsible to Tenant, its agents, employees, licensees, contractors or invitees for any loss of property from the Premises or public areas or for any damages to any property thereon from any cause whatsoever.

10. Tenant shall not install or operate machinery or any mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises without the prior written permission of the Landlord. Tenant shall not place in or move about the Premises any safe or other heavy article which, in Landlord’s reasonable opinion may damage the Premises (including the slab) or overload the floor of the Premises, shall not mark on or drive nails, screw or drill into the partitions, woodwork or plaster (except as may be incidental to the hanging of wall decorations) and shall not in any way deface the Premises or any part thereof.

11. No person or contractor not employed by Landlord shall be used to perform window washing, decorating, repair or other work in the leased Premises without the express written consent of Landlord.

12. The directories of the Building shall be used exclusively for the display of the name and location only of the tenants of the Building, including Tenant, and will be provided at the expense of Landlord. Any additional names requested by Tenant to be displayed in the directories must be approved by Landlord and, if approved, will be provided at the sole expense of Tenant.

13. Tenant shall not and shall ensure that its agents, servants, employees, licensees, contractors or invitees shall not:

(a) enter into or upon the roof of the Building or any storage, electrical or telephone closet, or heating, ventilation, air-conditioning, mechanical or elevator machinery housing areas;

(b) sweep or throw any dirt or other substance into ANY passageway, sidewalk or parking area;

(c) bring in or keep in or about the Premises any firearms, vehicles, motorcycles or animals of any kind;

(d) deposit any trash, refuse or other substance of any kind within or out of the Building, except in the refuse containers provided therefor;

(e) permit the operation any device that may produce an odor, cause music, vibrations of air waves to be heard or felt outside the Premises, or which may emit electrical waves that shall impair radio, television or any other form of communication system; or

(f) permit the carrying of a lighted cigar, cigarette, pipe or any other lighted smoking equipment or permit smoking of cigarettes, cigars or pipes (i) in the common areas of the Building, including, without limitation, restrooms, except common areas which have been designated by Landlord in writing as smoking areas; or (ii) within ten (10) yards of any door leading into the Building or any building comprising a part thereof.

14. Tenant will not install any radio or television antennas or receptor dish or any device on the roof or grounds without the prior written approval of Landlord. Tenant understands that rentals are charged for roof space in the event any roof installation is approved in writing by Landlord. Landlord reserves the right to require removal of any approved installed device in the event it is necessary to do so in Landlord’s opinion.

15. No sign, light, name placard, poster advertisement or notice visible from the exterior of any demised premises, shall be placed, inscribed, painted or affixed by Tenant on any part of the Building without the prior written approval of Landlord. All signs or letterings on doors, or otherwise, approved by Landlord shall be inscribed, painted or affixed at the sole cost and expense of Tenant, by a person approved by Landlord.

16. The toilet rooms, toilet, urinals, wash bowls and water apparatus shall not be used for any purpose other than those for which they were constructed or installed, and no sweeping, rubbish, chemicals or other unsuitable substances shall be thrown or placed therein. Tenant shall bear the expense of repairing and cleaning up any breakage, stoppage or damage resulting from violation(s) of this rule by Tenant or its agents, servants, employees, invitees, licensees or visitors.

17. Tenant must have Landlord’s prior written consent before using the name of the Building and/or pictures of the Building in advertising or other publicity.

18. Tenant shall not make any room-to-room canvass to solicit business from other tenants in the Building, and shall not exhibit, sell or offer to sell, use, rent or exchange in or from the Premises unless ordinarily embraced within Tenant’s use of the Premises specified herein.

19. Tenant shall not do any cooking in the Premises, except that Tenant may install a microwave oven and coffee makers for the use of its employees in the Premises. Under no circumstances shall Tenant install or use any hot plates.

20. No portion of Tenant’s area or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.

21. Landlord has the right to enact trash removal and trash recycling rules and regulations as necessary to control trash removal costs or as required by the laws of the State of Minnesota and/or the United States of America. Tenant agrees to adhere to such trash removal regulations and to any and all modifications thereof issued by Landlord from time to time.

22. Tenant will refer all contractors, contractors’ representatives and installation technicians rendering any service to Tenant to Landlord for Landlord’s approval and supervision before performance of any contractual service. This provision shall apply to any work performed in the Building including installations of electrical and electronic devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

23. Tenant shall not permit picketing or other union activity involving its employees in the Building except in those locations and subject to time and other limitations as to which Landlord may give prior written consent.

24. Tenant shall not conduct, or permit to be conducted on or from the Premises, any auction of Tenant’s personal property, any liquidation sale, any going-out-of-business sale or other similar activity.

25. Landlord reserves the right to rescind, make reasonable amendments, modifications and additions to the rules and regulations heretofore set forth, and to make additional reasonable rules and regulations, as in Landlord’s sole judgment may from time-to-time be needed for the safety, care, cleanliness and preservation of good order of the Building. Landlord shall not be responsible for any violation of the foregoing rules and regulations by other tenants of the Building and shall have no obligation to enforce the same against other tenants.

EXHIBIT C

FORM OF COMMENCEMENT CONFIRMATION

[Date]

Tenant Name:	Antares Pharma, Inc.

Address:	Suite , Annapolis Lane Plymouth, Minnesota 55447

The undersigned hereby confirms to St. Paul Fire and Marine Insurance Company (“Landlord”) that the following are the respective dates required to be specified with regard to the Data Sheet of that certain Lease dated December     , 2013 between the undersigned, as tenant, and Landlord, as landlord, for the Premises described therein, and the undersigned hereby accepts the Premises.

Commencement Date:             , 2014.

Month 1:             , 2014.

Rent Commencement Date:             , 2014.

Expiration Date:             , 2022.

Antares Pharma, Inc.

By:
Name:
Title:

Accepted and agreed to this     day of             , 2014.

St. Paul Fire and Marine Insurance Company

By:
Name:
Title:

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EXHIBIT D

PLYMOUTH BUSINESS CENTER

SIGNAGE CRITERIA

FRONT ENTRANCE DOOR

White Vinyl Applied Letters Only

“2 Maximum Height

Helvetica Letters

Two or Three Lines Only

Logos, Script, or Color Variations

REAR OVERHEAD DOOR

Black Vinyl Applied Letters Only

6” Maximum Height

Helvetica Letters

One or Two Lines Only

No Logos, Script, or Color Variations

REAR ENTRANCE/HOLLOW METAL DOOR

Black Vinyl Applied Letters Only

2# Maximum Height

Helvetica Letters

Two or Three Lines Only

No Logos, Script, or Color Variations

FRONT OVERHEAD SIGN

Freeway Exposure (mounted below wallpack lighting)

4’ x 8’ Black Acrylic Background Panel

White or Gray Copy Only

Logo Reproduction Permitted

Non-Freeway Exposure (mounted adjacent to entrance door)

2.5’ x 3.5’ Black Acrylic Background Panel

White or Gray copy Only

Logo Reproduction Permitted

EMPLOYEE ENTRANCE DOOR

Black Vinyl Applied Letters Only

2# Maximum Height

Helvetica Letters

Two or Three Lines Only

No Logos, Script, or Color Variations

NOTE:

Signage must meet Landlord approval prior to installation.

Signage contractor must obtain permit from City if required.

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EXHIBIT E

MOVE-OUT STANDARDS

Not later than the Restoration Date (as defined in the Lease), Tenant shall deliver the Premises to Landlord in the same condition as they were upon delivery of possession thereto under this Lease, reasonable wear and tear excepted, and shall deliver all keys to Landlord. Before delivery of the Premises to Landlord, Tenant shall remove all of its personal property and all alterations, additions, installations, improvements, partitions, Cabling and trade fixtures, all as and to the extent provided in Paragraph 7 of this Lease. If Tenant fails to remove its personal property and fixtures upon the expiration of this Lease, the same shall be deemed abandoned and shall become the property of the Landlord.

The Tenant shall, on the Restoration Date, place the Premises in a condition that shall include, but is not limited to, the following:

1.	Lights:	Office and warehouse lights will be fully operational with all bulbs functioning.

2.	Dock Levelers & Roll Up Doors:	All dock levelers and roll-up doors will be In good working condition.

3.	Dock Seals:	All dock seals will be free of tears and any broken backboards repaired.

4.	Warehouse Floor:	The warehouse floor will swept with no racking bolts or other protrusions left in floor. Cracks will be repaired with an epoxy or polymer.

5.	Equipment & Wiring:	Unless otherwise specified by Landlord, in writing, all equipment and wiring shall be removed and the Premises returned to original condition, including, without limitation, removal of air lines, junction boxes, conduit, etc.).

6.	Walls:	Sheetrock (drywall) damage should be patched and fire-taped so that there are no holes in either office or warehouse.

7.	Roof:	Any tenant-installed equipment must be removed and roof penetrations properly repaired by a licensed roofing contractor selected or approved by Landlord. Active leaks resulting from Tenant installed equipment or otherwise due to negligence of Tenant must be fixed and latest Landlord maintenance and repairs recommendation must have been followed.

8.	Signs:	All exterior signs must be removed and holes patched and paint touched up as necessary. All window signs should likewise be removed.

9.	Heating & Air Conditioning System:	A written report from a licensed HVAC contractor within the last three months stating that all evaporative coolers within the Premises are operational and safe and in good and safe operating condition.

10.	Overall Cleanliness:	Clean windows, sanitize bathroom(s), vacuum carpet, and remove any and all debris from office and warehouse. Remove all pallets and debris from exterior premises.

11.	Upon Completion:	Contact Landlord’s property manager to coordinate date of turning off power, turning in keys, and obtaining final Landlord inspection of Premises.

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EXHIBIT F

WORK LETTER

1. Tenant’s Initial Plans; the Base Work. Tenant desires Landlord to perform certain leasehold improvement work in the Premises in substantial accordance with the plan or plans/working drawings prepared by RJM Construction in conjunction with Mohagen Hansen Architectural Group dated November 11, 2013 (the “Plan Date”), a copy of which is attached hereto as Schedule 1 (the “Working Drawings”). The work shown in the Working Drawings is the “Base Work.”

All plans, drawings, specifications and other details describing any Additional Work (as defined in Paragraph 4 of this Work Letter) which have been or are hereafter furnished by or on behalf of Tenant shall be subject to Landlord’s approval, which Landlord agrees shall not be unreasonably withheld, conditioned or delayed. Neither Landlord’s approval of the Base Work and any Additional Work, the Working Drawings, or any other plans, drawings, specifications or other items associated with the Base Work or any Additional Work, nor Landlord’s performance, supervision or monitoring of any of such Base Work or Additional Work, is a warranty by Landlord that the design is adequate for Tenant’s intended use of the Premises.

The Base Work includes nine (9) new roof-top HVAC units, and Tenant will re-use two existing roof-top HVAC units. Landlord represents that the two re-used HVAC units are less than 5 years old and are in good working order. If Tenant has a qualified HVAC servicer do quarterly maintenance and repairs throughout the initial Term but either of the two re-used HVAC units must be replaced within 5 years after the Commencement Date, as determined by a qualified independent HVAC engineer, Landlord agrees to replace that unit or those two units at Landlord’s cost.

2. Performance of the Work. Landlord, at its expense, will complete the Base Work using Landlord’s building standard materials, quantities and procedures (“Building Standards”), except as expressly stated or shown otherwise in the Working Drawings. Tenant agrees to pay the cost of any Approved Additional Work. To the extent Tenant requests any change to the Working Drawings, the parties will proceed in accordance with the procedures set forth in Paragraph 4 of this Work Letter.

Landlord agrees to complete the Base Work and any Approved Additional Work in accordance with the Working Drawings and this Work Letter and in material compliance with all applicable laws, ordinances, rules and regulations. Landlord will pay for any permits or certificates for the Base Work and Tenant will pay for any permits or certificates required for any Approved Additional Work.

3. Substantial Completion. Landlord agrees to Substantially Complete the Base Work before the Anticipated Commencement Date of March 1, 2014, subject to (a) force majeure delays (as defined in Paragraph 30 of the Lease); (b) Tenant Delays (as defined and described in this Paragraph); and (c) Requested Delays (as defined and described in Paragraph 4 of this Work Letter; force majeure Delays, Tenant Delays and Requested Delays may are, collectively, “Delays”). All Delays shall be calculated on a business day for day basis unless otherwise expressly stated in the applicable TEO (as defined in Paragraph 4 below).

The Base Work and any Approved Additional Work are, collectively, the “Work”. The Work will be “Substantially Completed” when both (i) Landlord’s general contractor issues a written certificate to Landlord and Tenant certifying that the Work has been substantially completed (i.e., completed except for “punchlist” items listed in such contractor’s certificate) in substantial compliance with the Working Drawings; and (ii) Landlord has obtained and delivered to Tenant a preliminary certificate of occupancy for the Premises. If the Work is not Substantially Complete on or before the Anticipated Commencement Date Landlord agrees to use all reasonable efforts to complete the Work as soon after that date as is practicable. If the Work is not Substantially Completed on the Anticipated Commencement Date by reason, either wholly or partly because of any delay attributable to Tenant (“Tenant Delays”), including without limitation, (i) Tenant’s failure to timely comply with this Work Letter, (ii) Tenant’s requirements for special work or materials, finishes, or installations other than as set forth in the Working Drawings or Building Standards or Tenant’s requirements for special construction staging or phasing; or (iii) the performance of any work in the Premises by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work; or (iv) any other act or omission of Tenant, the Rent

F-1

Commencement Date will not be extended beyond the 211th day after the Anticipated Commencement Date for any of such Tenant Delays. If the Commencement Date does not occur on or before June 1, 2014, as extended by any Tenant Delays, Tenant may terminate this Lease upon written notice to Landlord before the Commencement Date occurs, except that if Tenant delivers a termination notice under this sentence, Landlord may nullify the termination by causing the Commencement Date to occur within 5 business days, in which case this Lease will remain in full force and effect. If the Commencement Date does not occur on or before June 1, 2014, as extended by delays other than Tenant Delays, Landlord may terminate this Lease upon written notice to Tenant before the Commencement Date occurs.

Effective upon the completion of the Work, Landlord assigns to Tenant the right to enforce all manufacturer’s and contractors’ warranties that cover the Work (including, without limitation warranties covering HVAC units), to the extent they are transferrable, but Landlord retains the right to also enforce those warranties on its own behalf, and agrees, upon request, to make reasonable efforts to enforce them on Tenant’s behalf to the extent Tenant is unable to do so directly.

4. Additional Work. Tenant may hire outside consultants in connection with the design and construction of the Base Work and any Additional Work, at Tenant’s sole cost, and Tenant agrees to cause any such consultants it hires to work in cooperation with Landlord’s contractor and architect. Upon Tenant’s request and submission by Tenant (at Tenant’s sole cost and expense) of the necessary information and/or plans and specifications for work other than the Base Work (any such work, including, without limitation, change orders to the Base Work, is “Additional Work”) and the approval by Landlord of such Additional Work under Paragraph 1 of this Work Letter (the “Approved Additional Work”), which approval Landlord agrees not to unreasonably withhold or delay, Landlord will complete the Approved Additional Work, at Tenant’s sole cost and expense, subject, however, to the following provisions of this Paragraph.

Before commencing any Approved Additional Work, Landlord will submit to Tenant a written statement of the cost and timing of the Approved Additional Work, and will specify the number of business days by which the Approved Additional Work will extend the Commencement Date. Concurrently, Landlord will also submit to Tenant a proposed tenant extra order (the “TEO”) for the Approved Additional Work, including the extension of the Commencement Date and the cost of the Approved Additional Work on Landlord’s standard form. Tenant agrees to either (i) give Landlord written notice that Tenant does not desire to proceed with the TEO; or (ii) sign and deliver the TEO to Landlord and pay Landlord the entire cost of the Approved Additional Work within 5 business days to confirm. Any extension of the Commencement Date Tenant approves by signing a TEO is a “Requested Delay”. If Tenant does not sign and deliver a TEO, or does not pay the entire cost of the Approved Additional Work within such 5 business days, Landlord has no obligation to do any of the Approved Additional Work the TEO describes.

5. Allowance. In addition to construction the Base Work at Landlord’s cost, Landlord agrees to pay Tenant an allowance of up to $100,000 to be used to pay Tenant’s transaction management fees, project management fees, Tenant’s moving costs, and the cost of any Approved Additional Work. The actual amount of the allowance that Landlord pays will be amortized over the initial Term with interest at 8% per year, and Tenant will pay monthly Base Rent during the initial Term in the amounts in stated in the table of Base Rent in the Data Sheet plus the monthly amount of the amortization of the allowance over the initial Term plus 8% annual interest.

6. Lease Provisions. To the extent anything in this Work Letter conflicts with anything else in this Lease, this Work Letter controls. All amounts Tenant owes under this Work Letter are Additional Rent.

F-2

SCHEDULE 1

to Exhibit F

COPIES OF INITIAL PLAN

Type description of Initial Plans on this cover sheet and attach copies of such plans after this page.

F-1-1

EXHIBIT G

Depiction of Bays in the Building

F-1-2

EXHIBIT H

ESTOPPEL CERTIFICATE

                                                      (“Landlord”)

                                              (“Buyer”)

                                                      (“Lender”)

Re:	Lease dated:

Tenant:

Amendments to the Lease:

Premises area: approximately                                      rentable square feet

Suite number:

Property:

Tenant hereby certifies to Landlord, Buyer, and Lender, as of the date of this Estoppel Certificate, as follows:

1. An accurate and complete copy of the Lease (including all addenda, riders, amendments, supplements, and other modifications) is attached to this Estoppel Certificate as Schedule 1. The Lease constitutes the entire agreement between Landlord and Tenant with respect to the Premises and the Lease has not been modified, changed, altered or amended in any respect except as shown on Schedule 1.

2. The Lease is in full force and effect.

3. Tenant has accepted the Premises, is in possession of the Premises, and is occupying the Premises for the conduct of its business. Landlord has completed all improvements the Lease obligates it construct, and Tenant has accepted all such improvements. Landlord has paid in full any tenant improvement allowance or other allowance the Lease obligates it to pay to Tenant.

4. Tenant has not entered into any sublease, assignment or other agreement transferring any of its interest in the Lease or the Premises. The term of the Lease commenced on             , 20    and, excluding any option or renewal term that Tenant has not yet exercised, will end on             , 20    .

5. Except as set forth in section(s)         of the Lease, Tenant has no option to extend or renew the term of the Lease. Tenant has no option to expand the Premises, no right with respect to the purchase of all or any part of the Premises or the Property, and no other interest in the Premises or the Property other than as the tenant under the Lease.

6. Current base monthly rent under the Lease is $        , which has been paid through and including             , 20    . Tenant’s percentage of operating expenses, real estate taxes and other pass-through expenses is     %. Tenant has not paid rent for more than one month in advance. Tenant is not currently disputing the computation of any rent, additional rent or other sums payable pursuant to the Lease.

7. To Tenant’s knowledge, there are no offsets, deductions or credits against the payment of rents or other charges Tenant owes under the Lease. Tenant has no claim against Landlord for any security or other refundable deposit except for a security deposit in the amount of $        .

8. Tenant has neither given nor received any written notice of default under the Lease. To Tenant’s knowledge, there exists no uncured breach or default by Landlord or Tenant under the Lease, nor any state of facts nor any condition that, with notice, the passage of time, or both, would result in a breach or default on the part of either Landlord or Tenant, and Tenant has no claims or causes of action against Landlord, except as follows:

F-1-3

9. No actions, whether voluntary or otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state and there are no claims or actions pending against Tenant which if decided against Tenant would materially and adversely affect Tenant’s financial condition or Tenant’s ability to perform the tenant’s obligations under the Lease.

10. To Tenant’s knowledge, the use, maintenance and operation of the Premises complies with and will at all times comply with, all applicable federal, state, county or local statutes, laws, rules and regulations of any governmental authorities relating to environmental, health or safety matters (“Environmental Laws”). Tenant has not used, and does not plan to use, the Premises for any activities which, directly or indirectly, involve the use, generation, treatment, storage, transportation or disposal of any petroleum product or any toxic or hazardous chemical, material, substance, pollutant or waste, except as expressly permitted by the Lease. Tenant has not received any notices, written or oral, of violation of any Environmental Law or of any allegation which, if true, would contradict anything contained herein, and there are no writs, injunctions, decrees, orders or judgments outstanding, and no lawsuits, claims, proceedings or investigations pending or threatened relating to the use, maintenance or operation of the Premises, nor is Tenant aware of a basis for any such proceeding.

11. [Tenant acknowledges that Buyer intends to assign to Lender its right, title and interest in the Lease and to the rents due under the Lease and that Buyer will collect such rents or payments, as the case may be, provided no event of default has occurred under the Loan. Tenant agrees to pay all rents or payments and other amounts due under the Lease directly to Lender upon receipt of written demand by Lender. Notwithstanding the collateral assignment of the Lease to Lender, and any collection of rents or payments pursuant to such assignment by Lender, Lender shall have no obligation to perform the landlord’s obligations under the Lease unless and until Lender assumes such obligations in writing. At the Lender’s option, Tenant agrees that the Lease will be subject and subordinate to the lien and provisions of Lender’s mortgage and Tenant will attorn to and accept all performances by Lender.]

12. The address for notices to Tenant set forth in the Lease is currently correct.

Tenant acknowledges that Landlord has requested this Estoppel Certificate [in connection with the potential sale of the Property to Buyer, to be financed by a loan from Lender, and that Buyer and Lender will rely on this Estoppel Certificate in closing on the purchase and financing of the Property.]

Dated             , 20

By:
Name:
Title:

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